Exhibit 99.1

CHINA GREEN AGRICULTURE ANNOUNCES RECEIPT OF NYSE CURE LETTER

September 01, 2021 07:00 ET | Source: China Green Agriculture, Inc.

XI’AN, CHINA, Sep. 01, 2021 (GLOBE NEWSWIRE) -- China Green Agriculture, Inc. (NYSE: CGA) (“China Green Agriculture” or the “Company”) announced today that, on August 31, 2020 the Company received a notice letter from the New York Stock Exchange (“NYSE”) stating that the Company is back in compliance with the NYSE American continued listing standards set forth in Section 704 of the NYSE American Company Guide. The NYSE’s letter comes after the Company held an annual meeting for the fiscal years ended June 30, 2019 and June 30, 2020, resolving the deficiency set forth in NYSE’s July 14, 2020 notification letter.

As a result, on September 1, 2021, the Below Compliance (“BC”) indicator will cease to be disseminated for the Company. The Company will then be removed from the list of issuers noncompliant with NYSE American corporate governance listing standards posted on https://www.nyse.com/regulation/noncompliant-issuers and the BC indicator will be removed from the profile, data and news pages of the Company’s security.

About China Green Agriculture, Inc

The Company produces and distributes humic acid-based compound fertilizers, other varieties of compound fertilizers and agricultural products through its wholly-owned subsidiaries, i.e.: Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd. (“Jinong”), Beijing Gufeng Chemical Products Co., Ltd (“Gufeng”) and a variable interest entities: Xi’an Hu County Yuxing Agriculture Technology Development Co., Ltd. (“Yuxing”), Shaanxi Lishijie Agrochemical Co., Ltd. (“Lishijie”), Songyuan Jinyangguang Sannong Service Co., Ltd. (Jinyangguang”), Shenqiu County Zhenbai Agriculture Co., Ltd. (“Zhenbai Argi”), Weinan City Linwei District Wangtian Agricultural Materials Co., Ltd. (“Wangtian”), and Anhui Fengnong Seed Co. Ltd. (Fengnong). For more information, visit http://www.cgagri.com. The Company routinely posts important information on its website.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic, business and environment conditions; development, shipment, market acceptance, additional competition from existing and new competitors; interest rate and currency exchange rate fluctuations; the impact of the recent global outbreak of novel coronavirus disease (COVID-19); technological advances, new products attained by competitors; challenges inherent in new product development; the company’s ability to accurately predict future market conditions; manufacturing difficulties or delays; financial instability of economies and sovereign risk; dependence on the effectiveness of the company’s protections for innovative products; the exposure to litigation and/or regulatory actions, and various other factors beyond the Company’s control.

All forward-looking statements are expressly qualified in their entirety by this Safe Harbor Statement and the risk factors detailed in the Company’s reports filed with the SEC. China Green Agriculture undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release, except as required by applicable law or regulations.

For more information, please contact:

China Green Agriculture, Inc.

Tel: +86-29-88266383

Email: info@cgagri.com